Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

LRAD Corporation

San Diego, California

We hereby consent to the incorporation by reference in Registration Statements on Forms S-8 (File No. 333-144698, and File No. 333-125454) and Forms S-3 (File No. 333-172552) of LRAD Corporation of our report dated November 21, 2013, relating to our audits of the consolidated financial statements as of September 30, 2013 and 2012 and for each of the years then ended, which appear in this Annual Report on Form 10-K of LRAD Corporation for the year ended September 30, 2013.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, CA
November 21, 2013